Exhibit 21.1

Subsidiaries of the Registrant

Imparto Software Corporation, a California corporation

2order.com, Inc., a Georgia corporation

Primus Knowledge Solutions (UK) Limited

Primus Knowledge Solutions France

AnswerLogic, Inc.

Broad Daylight, Inc.

Amacis Group Limited